EXHIBIT 15.1





May 25, 1994


The Shareholders and Board of Directors
American Express Company

We are aware of the incorporation by reference in the Registration Statement on Form S-8 of American Express Company for the registration of 5,000,000 Common Shares pertaining to the Incentive Savings Plan of our report dated May 13, 1994 relating to the unaudited consolidated interim financial statements of American Express Company which is included in its Form 10-Q for the quarter ended March 31, 1994.

Pursuant to Rule 436(c) of Securities Act of 1933 our report is not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.




                                  /s/ Ernst & Young


New York, New York

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